Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Silvergate Capital Corporation of our report dated February 28, 2022 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Silvergate Capital Corporation for the year ended December 31, 2021, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Costa Mesa, California

July 29, 2022